Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED NOVEMBER 17, 2010 TO PROSPECTUS DATED AUGUST 13, 2010

OCTOBER 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	October 2010	Year to Date	10/31/10	10/31/10

Series A-1	7.83%	35.87%	$8,894,195	$1,436.05
Series A-2	7.84%	37.47%	$2,563,047	$1,527.80
Series B-1	12.17%	37.12%	$6,912,651	$1,197.96
Series B-2	12.36%	39.43%	$4,363,674	$1,236.62

*	All performance is reported net of fees and expenses

Fund results for October 2010:

Global equities continued to perform well for the Fund in October as stock indices in all regions advanced. In the U.S., the Nasdaq (+6.3%) outperformed as technology shares led the benchmark higher on the back of positive earnings. The promise of continued quantitative easing by the U.S. Federal Reserve and a precipitous fall in the U.S. dollar also helped boost share prices. Durable goods and retail sales pointed to signs of a resurgent consumer. In Asia, China’s H-shares (6.0%) finished strongly for the month as investors continued to favor Chinese growth prospects. Japanese indices continued to lag, finishing nearly unchanged, as corporations suffered amid currency strength and stagnant domestic growth. Australia’s SPI 200 index (+1.1%) advanced to the Fund’s benefit despite signs of inflation and excessive currency strength. In Europe, the German DAX surged more than 6.2% as factory orders and industrial production figures surprised investors. Long positions in England’s FTSE also performed well, rising 2.6% on better than expected GDP results. The Fund’s mixture of long and short positions led this sector to an overall gain on the month.

The Fund experienced solid gains in its currency allocations in October as the U.S. dollar (-1.9%) continued its steady decline while the U.S. Federal Reserve signaled to the world its commitment to providing additional stimulus as needed to support growth. As economic conditions in the U.S. and Japan deteriorated, officials there voiced growing concerns surrounding the Chinese yuan’s valuation, sparking fears of a currency war and accompanying competitive devaluations. Amid this backdrop, the Fund saw solid returns in the yen (+3.6%) as the Japanese approved quantitative easing and their positive current account combined with low yields in the U.S. attracted domestic and foreign capital. The Fund also saw positive results from the Australian dollar (+1.7%), which gained on U.S. weakness and accompanying commodity strength. Emerging market currencies such as the Taiwan dollar (+2.0%) appreciated to the Fund’s benefit despite government efforts to curb gains through rumored intervention. A mixture of long and short positions in the currencies sector produced gains.

The Fund yielded strong results from its allocation to metals markets in October. December gold rose 3.7%, falling just shy of reaching the $1,400 per ounce level. The U.S. dollar continued to suffer amid rising certainty that a second round of quantitative easing is forthcoming. Expectations are that this de facto devaluation of the U.S. dollar will inevitably lead to inflation, prompting widespread demand for gold as a hedge. The Fund’s December silver (+12.6%) positions also posted strong gains as silver approached a 30-year high on belief that it provides both diversification from the U.S. dollar and exposure to economic growth in its role as an industrial metal. Base metals also performed well with London copper and zinc advancing 2.2% and 10.5%, respectively. Here again, prospects of a second round of quantitative easing, protracted U.S. dollar weakness, and risk appetite provided the impetus for gains. The Fund’s long positions in metals produced gains on the month

Gold futures marched higher in October, establishing a record high above $1,380 per ounce before retracing lower on signs of dollar stabilization. The Fund benefitted as the U.S. Federal Reserve signaled once again that a second round of quantitative easing was imminent. This news, combined with a general lack of confidence in Western economies’ abilities to deal with their fiscal situations, continued to provide a significant price floor and resulted in widespread investor confidence in the yellow metal. December gold futures finished with a gain of 3.7% on the month and the Fund, which maintains a perpetual long gold position, benefitted as a result.

Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall positive performance.

For the month of October 2010, Series A-1 gained 7.83%, Series A-2 gained 7.84%, Series B -1 gained 12.17%, and Series B-2 gained 12.36%, net of all fees and expenses.

SUPERFUND GOLD, L.P. — SERIES A-1
OCTOBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended October 31, 2010)

STATEMENT OF INCOME

October 2010

Investment income, interest	$394

Expenses
Management fee	16,941
Ongoing offering expenses	—
Operating expenses	5,647
Selling Commissions	15,058
Other expenses	219
Incentive fee	103,138
Brokerage commissions	8,001
Total expenses	149,003

Net investment gain (loss)	(148,609)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	369,007
Net change in unrealized appreciation (depreciation)
on futures and forward contracts	425,123

Net gain(loss) on investments	794,130

Net increase (decrease) in net assets from operations	$645,521

STATEMENT OF CHANGES IN NET ASSET VALUE

October 2010

Net assets, beginning of period	$7,830,866

Net increase (decrease) in net assets from operations	645,521
Capital share transactions
Issuance of shares	540,000
Redemption of shares	(122,191)

Net increase(decrease) in net assets from capital share transactions	417,809
Net increase(decrease) in net assets	1,063,329

Net assets, end of period	$8,894,195

NAV Per Unit, end of period	$1,436.05

SUPERFUND GOLD, L.P. — SERIES A-2
OCTOBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended October, 2010)

STATEMENT OF INCOME

October 2010

Investment income, interest	$114

Expenses
Management fee	4,881
Ongoing offering expenses	—
Operating expenses	1,627
Other expenses	63
Incentive fee	33,821
Brokerage commissions	2,305
Total expenses	42,698

Net investment gain (loss)	(42,584)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	106,325
Net change in unrealized appreciation (depreciation) on futures and forward contracts	122,494

Net gain(loss) on investments	228,819

Net increase (decrease) in net assets from operations	$186,235

STATEMENT OF CHANGES IN NET ASSET VALUE

October 2010

Net assets, beginning of period	$2,285,676

Net increase (decrease) in net assets from operations	186,235
Capital share transactions
Issuance of shares	91,136
Redemption of shares

Net increase(decrease) in net assets from capital share transactions	91,136
Net increase(decrease) in net assets	277,371

Net assets, end of period	$2,563,047
NAV Per Unit, end of period	$1,527.80

SUPERFUND GOLD, L.P. — SERIES B-1
OCTOBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended October, 2010)

STATEMENT OF INCOME

October 2010

Investment income, interest	$365

Expenses
Management fee	13,016
Ongoing offering expenses	—
Operating expenses	4,339
Selling Commissions	11,569
Other expenses	330
Incentive fee	—
Brokerage commissions	8,948
Total expenses	38,201

Net investment gain(loss)	(37,836)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	411,345
Net change in unrealized appreciation (depreciation) on futures and forward contracts	376,662

Net gain(loss) on investments	788,006

Net increase (decrease) in net assets from operations	$750,170

STATEMENT OF CHANGE IN NET ASSET VALUE

October 2010

Net assets, beginning of period	$6,105,613

Net increase (decrease) in net assets from operations	750,170
Capital share transactions
Issuance of shares	98,500
Redemption of shares	(41,632)

Net increase (decrease) in net assets from capital share transactions	56,868
Net increase(decrease) in net assets	807,038

Net assets, end of period	$6,912,651

NAV Per Unit, end of period	$1,197.96

SUPERFUND GOLD, L.P. — SERIES B-2
OCTOBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended October, 2010)

STATEMENT OF INCOME

October 2010

Investment income, interest	$230

Expenses
Management fee	8,202
Ongoing offering expenses	—
Operating expenses	2,734
Other expenses	208
Incentive fee	—
Brokerage commissions	5,639
Total expenses	16,783

Net investment gain(loss)	(16,554)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	259,227
Net change in unrealized appreciation (depreciation) on futures and forward contracts	237,370

Net gain(loss) on investments	496,596

Net increase (decrease) in net assets from operations	$480,043

STATEMENT OF CHANGE IN NET ASSET VALUE

October 2010

Net assets, beginning of period	$3,811,817

Net increase (decrease) in net assets from operations	480,043
Capital share transactions
Issuance of shares	77,950
Redemption of shares	(6,136)

Net increase (decrease) in net assets from capital share transactions	71,814
Net increase(decrease) in net assets	551,857

Net assets, end of period	$4,363,674
NAV Per Unit, end of period	$1,236.62

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.